UNITED STATES

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APPLIED OPTOELECTRONICS, INC.

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July 28, 2023

Dear Stockholder,

It’s a pleasure to have the opportunity to write to you again and to ask you to consider supporting our growth by voting in favor of the proposal accompanying this letter.

Specifically, we are requesting your approval of an increase in the total number of common stock we are authorized to issue.

In order to ensure that Applied Optoelectronics, Inc. (“AOI”) has the ability to capitalize on opportunities when they present themselves, we are asking you to authorize more common stock which could be used for investments like:

•	Merging with or acquiring other companies. To date AOI has grown mostly through incremental expansion using our own resources. However, I and my Management team are committed to evaluating quality M&A opportunities and executing on these opportunities quickly when appropriate. Without increasing AOI’s authorized number of common stock, additional M&A opportunities may be difficult to consummate.

•	Recruiting and retaining top talent. AOI has been very successful in recruiting and retaining the best employees. Our business needs dictate that we must have world-class talent in some highly specialized skillsets. We need to ensure that we have adequate shares available to continue to attract and retain this top talent, or our growth objectives may suffer.

•	Raising equity funding to expand manufacturing capacity or new R&D capabilities. I believe that AOI has numerous large existing and potential new markets. As we continue to see success in these markets, we may need additional capital to expand our capacity for manufacturing and R&D.

These are just a few examples of initiatives that our Board of Directors might feel are prudent in order to provide maximum return to you, our stockholders. But all will require additional authorized common shares in order to execute optimally.

This request for additional common stock may look familiar to some of you. We requested this increase at our annual stockholders meeting in June of this year. While the proposal was overwhelmingly supported by the stockholders who attended the meeting or voted by proxy, it unfortunately fell short of approval by the votes of only about 400,000 shares (out of nearly 30 million shares outstanding), because in order to pass, Delaware law requires that this measure receive the affirmative vote of a majority of all shares outstanding and entitled to vote - not just a majority of the votes cast at the meeting.

Since the proposal to increase our authorized number of common stock was overwhelmingly supported by those who voted in June, we believe this measure deserves to be put before you again, and we hope and expect more votes to be cast this time around.

I urge you to consider joining your fellow stockholders in voting to approve this measure. Thanks, as always, for your support.

Chih-Hsiang (Thompson) Lin
Chairman and Chief Executive Officer